Exhibit 99.1

Union Pacific Elects John J. Koraleski to Board of Directors

FOR IMMEDIATE RELEASE

Omaha, Neb., July 26, 2012 – Union Pacific Corporation today announced that John J. (Jack) Koraleski, 61, has been elected to the company’s board of directors, effective immediately. Koraleski serves as president and chief executive officer of Union Pacific Corporation, as well as president and CEO of Union Pacific Railroad Company, Union Pacific Corporation’s principle operating subsidiary. All Union Pacific Corporation board members serve concurrently on the railroad’s board of directors.

“Jack’s election to the board of directors reflects his unique combination of expertise and vision that will complement the business acumen and experience of our board members,” said Jim Young, Union Pacific chairman. “Jack’s election also is a vote of confidence in his ability to lead North America’s premier railroad as it continues focusing on delivering customer and shareholder value.”

Since joining the railroad in 1972, Koraleski has held a number of executive positions including controller of Union Pacific Corporation, executive vice president – Marketing and Sales and executive vice president – Finance and Information Technology of Union Pacific Railroad. He also has held positions in the railroad’s Real Estate and Administrative departments. Koraleski earned both a bachelor’s and master’s degree in business administration from the University of Nebraska at Omaha.

About Union Pacific

One of America’s iconic companies, Union Pacific celebrates its 150th anniversary in 2012. Abraham Lincoln signed the Pacific Railway Act of July 1, 1862, creating the original Union Pacific. Today, Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP), linking 23 states in the western two-thirds of the country by rail and providing freight solutions and logistics expertise to the global supply chain. From 2000 through 2011, Union Pacific spent more than $31 billion on its network and operations, making needed investments in America’s infrastructure and enhancing its ability to provide safe, reliable, fuel-efficient and environmentally responsible freight transportation. Union Pacific’s diversified business mix includes Agricultural Products, Automotive, Chemicals, Coal, Industrial Products and Intermodal. The railroad serves many of the fastest-growing U.S. population centers and emphasizes excellent customer service. Union Pacific operates competitive routes from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada’s rail systems and is the only railroad serving all six major Mexico gateways.

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Union Pacific media contact: Tom Lange at 402-544-3560 or tomlange@up.com, @tlange23

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